UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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KMG AMERICA CORPORATION

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 30, 2007

To the Shareholders of

KMG America Corporation:

We are pleased to invite you to attend the annual meeting of shareholders of KMG America Corporation to be held at 12600 Whitewater Drive, Suite 150, Minnetonka, Minnesota 55343, on May 3, 2007, at 10:00 A.M., for the following purposes:

(1)	to elect two directors to serve until the 2010 annual meeting of shareholders; and
(2)	to transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 16, 2007, are entitled to notice of, to vote at and to participate in the meeting.

You are requested to mark, date, sign and return the enclosed form of proxy in the enclosed envelope whether or not you expect to attend the meeting in person.

By order of the Board of Directors:
/s/ James E. Nelson
James E. Nelson

Secretary

TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders

I. General Information	1

II. Matters to be Voted Upon	2
Proposal 1 - Election of Directors	2
Proposal 2 - Other Matters	4

III. Other Information	4
Corporate Governance	4
Director Compensation for 2006	6

Executive Compensation	7
Compensation Discussion and Analysis	7
Compensation Committee Report	14
Summary Compensation Table	15
Grants of Plan-Based Awards	16
Outstanding Equity Awards at Fiscal Year End	18
Option Exercises and Stock Vested	19
Pension Benefits	19
Nonqualified Deferred Compensation	19
Employment Agreements	20
Payments Upon Termination	24

Audit Committee Report	30

Security Ownership of Certain Beneficial Owners and Management	32

Transactions with Related Persons	33

Section 16(a) Beneficial Ownership Reporting Compliance	34

Compensation Committee Interlocks and Insider Participation	34

Executive Officers	35

IV. Shareholder Proposals for the 2008 Annual Meeting of Shareholders	36

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

I. GENERAL INFORMATION

Solicitation of the enclosed proxy is made by and on behalf of KMG America Corporation for use at the annual meeting of shareholders to be held at 12600 Whitewater Drive, Suite 150, Minnetonka, Minnesota 55343, on May 3, 2007, and at any adjournments of such meeting. An annual report on Form 10-K, including financial statements for the fiscal year ended December 31, 2006 (“fiscal 2006”), is enclosed with this proxy statement.

The expense of this solicitation will be paid by the Corporation. Officers, directors and employees of the Corporation may make solicitations of proxies by telephone, Internet or personal calls. The Altman Group, Inc. has been retained as the Corporation’s broker search firm at a fee estimated not to exceed $2,000, plus direct out-of-pocket expenses, and may be retained to assist in the solicitation of proxies for an additional fee. Brokerage houses, nominees and fiduciaries have been requested to forward proxy soliciting material to the beneficial owners of the stock held of record by them, and the Corporation will reimburse them for their charges and expenses.

The Corporation’s charter authorizes the issuance of up to 75,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and 25,000,000 shares of Preferred Stock, no par value. Only shareholders of record at the close of business on March 16, 2007, are entitled to notice of, to vote at and to participate in the meeting. On the record date, the shares issued and outstanding consisted of 22,211,478 shares of Common Stock. Holders of Common Stock will vote as a single class at the annual meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting or any adjournments.

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes for all matters considered at the meeting. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting. Directors are elected by a plurality of the votes cast by holders of Common Stock at a meeting at which a quorum is present. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast.

The persons you name as proxies may propose and vote for one or more adjournments of the annual meeting, including adjournments to permit further solicitation of proxies.

This proxy statement and the enclosed form of proxy were first mailed to shareholders on March 30, 2007.

II. MATTERS TO BE VOTED UPON

PROPOSAL 1

ELECTION OF DIRECTORS

The Corporation’s Board of Directors is divided into three classes. At the annual meeting, two directors are expected to be elected to Class III to hold office for a term of three years and until their respective successors are duly elected and qualified.

Information Concerning Nominees

Class III (to serve until the 2010 annual meeting of shareholders)
Name and Age: Principal Occupation or Employment During Last Five Years	Director Continuously Since

John H. Flittie, 70 Actuarial Consultant (since 2002); former Adjunct Professor, Graduate School of Business, University of St. Thomas, St. Paul, Minnesota (1999-2002); former President and Chief Operating Officer of ReliaStar Financial Corp. (1985-1999); Director of Medica Holding Company.	2004

Kenneth U. Kuk, 60 Chairman, President & Chief Executive Officer of the Corporation (since 2004); formerly self-employed, devoting most of his professional time and efforts to the Corporation’s purchase of Kanawha Insurance Company and the completion of the Corporation’s initial public offering (2001-2004); former Executive Vice President of ReliaStar Worksite Financial Services, a unit of ReliaStar Financial Corp. (1998-2001); former Senior Vice President, Strategic Development of ReliaStar Financial Corp. (1996-1998).	2004

Unless authority to do so is withheld, shares represented by properly executed proxies in the enclosed form will be voted for the election of the two persons named above. Messrs. Flittie and Kuk are currently directors and have served continuously since 2004, the year each joined the Corporation’s Board. Each of them has indicated he is willing to continue to serve, if elected. If any of the nominees should become unavailable, the Board may designate substitute nominees, for whom the proxies will be voted. In the alternative, the Board may reduce the size of Class III directors to the number of remaining nominees, for whom the proxies will be voted. The Corporate Governance and Nominating Committee recommended to the Board the nominees for Class III director. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1 TO ELECT MESSRS. FLITTIE AND KUK TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2010 ANNUAL MEETING OF SHAREHOLDERS.

Directors Continuing in Office

There are five directors whose present term of office will continue until 2008 or 2009, as indicated below, and until their respective successors are duly elected and qualified. Each has served continuously since 2004, the year each joined the Corporation’s Board.

Class I (to serve until the 2008 annual meeting of shareholders)
Name and Age: Principal Occupation or Employment During Last Five Years	Director Continuously Since

Stanley D. Johnson, 63 Chairman and Chief Executive Officer of Kanawha Insurance Company, the Corporation’s primary operating subsidiary (since 1998); former Chairman, President and Chief Executive Officer of Kanawha Insurance Company (1986-1998).	2004

Robert L. Laszewski, 56 President of Health Policy and Strategy Associates, LLC (since 1992); former Executive Vice President and Chief Operating Officer, Group Markets for Liberty Mutual Insurance Group (1988-1992).	2004

Dennis M. Mathisen, 67 Chairman and Chief Executive Officer, Marshall BankFirst Corporation, a commercial, investment, and merchant bank (since 1988).	2004

Class II (to serve until the 2009 annual meeting of shareholders)
Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since

Scott H. DeLong III, 58	2004

Senior Vice President and Chief Financial Officer of the Corporation (since 2004); formerly self- employed, devoting much of his professional time and efforts to the Corporation’s purchase of Kanawha Insurance Company and the completion of the Corporation’s initial public offering (2001 – 2004); former Vice President, Corporate Development of ReliaStar Financial Corp. (1998-2000); former Vice President and Corporate Actuary of ReliaStar Financial Corp. (1990-1998).

James J. Ritchie, 52	2004

Executive Chairman of Quanta Capital Holdings, Ltd. (since 2006); retired (2003-2006); former Chief Financial Officer of OneBeacon Insurance Company, a subsidiary of White Mountains Insurance Group, Ltd. (2001-2003); former Chief Financial Officer of CIGNA International, a subsidiary of CIGNA Corporation (1998-2001); former Vice President and General Auditor of CIGNA Corporation (1995-1998); Director of Old Mutual U.S., Lloyds Syndicate 4000, and Quanta Capital Holdings, Ltd.

PROPOSAL 2

OTHER MATTERS

As of the date of this proxy statement, management knows of no business that will be presented for consideration at the annual meeting of shareholders other than that stated herein. As to other business, if any, and matters incident to the conduct of the meeting that may properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxies.

Shareholders, whether or not they expect to attend the annual meeting in person, are requested to mark, date and sign the enclosed proxy and return it to the Corporation. Please sign exactly as your name appears on the mailing label affixed to the envelope in which this proxy statement was transmitted. Shareholders may revoke their proxy by delivering a written notice of revocation to the Corporation at its principal office to the attention of Corporate Secretary, at any time before the proxy is exercised.

III. OTHER INFORMATION

CORPORATE GOVERNANCE

The Corporation is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Corporate Governance Guidelines, the charters for the Audit, Compensation, and Corporate Governance and Nominating Committees, as well as the Code of Business Conduct and Ethics applicable to all of the Corporation’s employees, officers and directors, including the principal executive officer, principal financial officer and principal accounting officer, are available on the Corporation’s Internet website at www.kmgamerica.com. The Corporation will also provide printed copies of these materials to any shareholder, upon request to KMG America Corporation, 12600 Whitewater Drive, Suite 150, Minnetonka, Minnesota 55343, Attention: Corporate Secretary.

Directors’ Meeting Attendance and Executive Sessions

Meeting Attendance. The Board met 12 times in 2006, of which five were regularly scheduled meetings and seven were special meetings. During 2006, all incumbent directors attended at least 80% of the meetings of the Board and the committees to which they were assigned. The Corporation’s policy is that all directors attend the annual meeting of shareholders. All directors in office at the time of the 2006 annual meeting of shareholders attended such meeting.

Executive Session. As required by the Corporation’s Corporate Governance Guidelines, the non-management directors meet at least quarterly in executive session, usually in conjunction with, but separate from, regular Board meetings, and the independent directors meet at least annually. The non-management and independent directors have appointed John H. Flittie as lead independent director. Mr. Flittie presides at all meetings of the non-management and independent directors. The non-management directors and the independent directors met in executive session six times in 2006.

Committees of the Board

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Executive Committee, the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.

Executive Committee. Members of the Executive Committee are Messrs. Kuk (Chairman), DeLong and Johnson. The Executive Committee has many of the same powers as the Board. During the intervals between meetings of the Board, the Executive Committee may exercise many of the powers of the Board in the management and control of the Corporation’s business. All actions taken by the Executive Committee are reported at the Board’s first meeting after the action is taken. The Executive Committee held one meeting in 2006.

Audit Committee. Members of the Audit Committee are Messrs. Flittie (Chairman), Laszewski and Ritchie (Vice Chairman). The functions of the Audit Committee are described in its charter and under “Audit Committee

Report” in this proxy statement. The Corporation prohibits the members of its Audit Committee from serving on the audit committees of more than three other public companies. The Board has determined that each of the Audit Committee members is “independent” as defined under the independence standards for audit committee members set forth in the rules promulgated under the Securities Exchange Act of 1934 and in the listing standards of the New York Stock Exchange. The Board has also determined that Messrs. Flittie and Ritchie are “audit committee financial experts,” as that term is defined in the rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Sarbanes-Oxley Act of 2002. The Board has further determined that each member of the Audit Committee is financially literate and has accounting and related financial management expertise, as such terms are interpreted by the Board in its business judgment. The Audit Committee held four meetings in 2006.

Compensation Committee. Members of the Compensation Committee are Messrs. Laszewski (Chairman), Mathisen and Ritchie. The Compensation Committee’s responsibilities are described in its charter, and include responsibility for executive officer compensation matters and administration of the Corporation’s executive compensation programs. The Compensation Committee recommends the salary level and annual incentive awards for the Corporation’s Chief Executive Officer, approves salary levels and annual incentive awards for the Corporation’s other executive officers and key employees, recommends compensation for the independent directors and administers the Corporation’s 2004 Equity Incentive Plan. See “Compensation Discussion and Analysis” in this proxy statement for additional information on the functions of the Compensation Committee. The Board has determined that each of the Compensation Committee members are “independent,” as defined under the listing standards of the New York Stock Exchange. The Compensation Committee held four meetings in 2006.

Corporate Governance and Nominating Committee. Members of the Corporate Governance and Nominating Committee are Messrs. Mathisen (Chairman), Flittie and Laszewski. The Corporate Governance and Nominating Committee’s responsibilities are described in its charter, and include annually reviewing the attendance and performance of the directors, and making recommendations to the Board regarding director nominees who meet criteria approved by the Board for election to the Board. The Committee also oversees implementation of the Corporation’s Corporate Governance Guidelines, which were adopted by the Board. The Board has determined that each of the Corporate Governance and Nominating Committee members are “independent,” as defined under the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee held two meetings in 2006.

Shareholder Recommendations for Board Candidates

Shareholders entitled to vote for the election of directors may recommend candidates for consideration by the Corporate Governance and Nominating Committee as nominees for election as directors of the Corporation. Notice of recommendations for nominees made by shareholders with respect to the 2008 annual meeting must be received in writing by the Secretary of the Corporation no earlier than January 15, 2008, and no later than February 9, 2008, and must set forth (i) the name, age, business address and, if known, residence address of each such person, (ii) the principal occupation or employment of each such person and (iii) the number of shares of capital stock of the Corporation beneficially owned by each such person. The Corporate Governance and Nominating Committee evaluates all director candidates, including those director candidates recommended by shareholders, in accordance with the director qualification standards set forth in the Corporation’s Corporate Governance Guidelines, as amended from time to time, and considers the skills and characteristics of individual Board members and candidates as well as the composition of the Board as a whole. In addition, the Committee considers a candidate’s past experience relevant to significant issues facing the Corporation, in areas such as finance, marketing, technology and insurance-specific issues. Additional information about director candidate qualifications is contained in the Corporation’s Corporate Governance Guidelines.

Director Independence

The Board has reviewed the relationships of the directors with the Corporation. The Board has determined that, with the exceptions of Messrs. DeLong, Johnson and Kuk, who are executive officers of the Corporation, none of the directors have relationships with the Corporation and no other circumstances exist that, in the opinion of the Board, will interfere with the exercise of their independent judgment in carrying out the responsibilities of a director of the Corporation. Therefore, the Board determined that all such directors are “independent” as defined under the listing standards of the New York Stock Exchange.

Communications with the Board of Directors

Communications to the Board of Directors, any committee of the Board, the lead independent director or any individual director or directors, may be sent by U.S. mail, postage prepaid, addressed to the Board, any committee of the Board, the lead independent director or any individual director or directors, in care of the Corporation at its principal executive office to Corporate Secretary, 12600 Whitewater Drive, Suite 150, Minnetonka, Minnesota 55343. All such communications will be promptly delivered by the Corporate Secretary to the applicable director or directors.

DIRECTOR COMPENSATION FOR 2006

The Compensation Committee is responsible for annually reviewing and recommending to the Board compensation paid to the Corporation’s non-employee directors. Comparative non-employee director compensation data of insurance companies similar in size to the Corporation is considered by the Compensation Committee as part of its review and recommendation process.

The Corporation’s non-employee directors receive an annual retainer of $20,000 ($27,500 for the Chairman of the Audit Committee). The annual retainer is paid in quarterly installments of shares of Common Stock of the Corporation, valued on the fifth business day prior to the last calendar day of the quarter for which the payment is made. Shares of Common Stock of the Corporation paid to the non-employee directors for their annual retainers are issued pursuant to the Corporation’s 2004 Equity Incentive Plan. Each non-employee director also receives cash fees of $1,500 for each Board and Committee meeting attended in person, and $750 for each meeting attended by telephone. All of the Corporation’s directors are reimbursed for reasonable out-of-pocket expenses they incur in attending Board and Committee meetings. Members of the Board who are also employees of the Corporation do not receive any additional compensation for serving on the Board.

The Corporation’s non-employee directors are eligible to receive stock options, stock appreciation rights, performance shares, stock awards and/or restricted stock awards under the Corporation’s 2004 Equity Incentive Plan.

On August 2, 2006, each non-employee director was awarded a stock option grant to purchase 6,000 shares of Common Stock of the Corporation, at an exercise price of $7.44. Consistent with the Corporation’s practice of determining the exercise price of stock options granted to officers and employees on the fifth business day prior to the last calendar day of the quarter in which the award is made, the exercise price of the option awards granted to the non-employee directors was determined on September 25, 2006. The options have a 10 year term and will vest and become exercisable with respect to one fourth of the underlying shares of Common Stock on the first, second, third and fourth anniversaries, respectively, of the date of grant. The options will also become 100% exercisable upon (i) termination of the director’s service by the Corporation or Board, other than a termination for “Cause” or any resignation by the director without “Good Reason”, following a “Change in Control”, (ii) a termination of the director’s service by the Corporation without “Cause”, (iii) a termination of the director’s service at the end of his term as a director, (iv) a termination of the director’s service due to the director’s death, or (v) a termination of the director’s service due to the “Disability” of the director. Such directors forfeit their options with respect to all underlying shares of Common Stock for which such options have not vested and become exercisable if the director’s service is terminated for “Cause” or the director terminates his service for other than “Good Reason”. The options are not exercisable any later than 90 days after the termination of the director’s service. The terms “Cause”, “Good Reason”, “Change of Control” and “Disability” as used in this paragraph, are defined in the Corporation’s 2004 Equity Incentive Plan.

The following table provides compensation information for fiscal year ended December 31, 2006 for each non-employee member of our Board.

Name (1)	Fees Earned or Paid In Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
John H. Flittie	$20,250	$33,492	$2,882	$56,624
Robert L. Laszewski	$26,250	$24,360	$2,882	$53,492
James J. Ritchie	$24,000	$24,360	$2,882	$51,242
Dennis M. Mathisen	$19,500	$24,360	$2,882	$46,742

(1)	Messrs Johnson, Kuk and DeLong have been omitted from this table since they receive no compensation for serving on the Board.

(2)

The amounts shown for Messrs. Flittie, Laszewski, Mathisen and Ritchie reflect the value of restricted stock awards granted in 2005 that vested on an accelerated basis in 2006. The dollar amount of the vested award for Mr. Flittie was $5,999 and for each of Messrs. Laszewski, Ritchie and Mathisen was $4,365. The amounts shown represent the dollar amount recognized by the Corporation for financial reporting purposes with respect to fiscal 2006, calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share Based Payments” (“SFAS 123R”). See Note 12 of the Consolidated Notes to Financial Statements in the Corporation’s Form 10-K for the fiscal year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. The grant date fair value of the awards to each director, computed in accordance with SFAS 123R for Mr. Flittie was $33,492 and for each of Messrs. Laszewski, Mathisen and Ritchie was $24,360. At 2006 fiscal year end the aggregate number of stock awards outstanding for Mr. Flittie was 4,148 and for each of Messrs. Laszewski, Mathisen and Ritchie was 3,017.

(3)

The amounts represent the dollar amount recognized by the Corporation for financial reporting purposes with respect to fiscal 2006, calculated in accordance with the provisions of SFAS 123R. See Note 12 of the Consolidated Notes to Financial Statements in the Company's Form 10-K for the fiscal year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. The grant date fair value of the awards to each of Messrs. Flittie, Laszewski, Mathisen and Ritchie, computed in accordance with SFAS 123R was $12,559. At 2006 fiscal year end the aggregate number of stock option awards outstanding for each of Messrs. Flittie, Laszewski, Mathisen and Ritchie was 9,500.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Background

The Corporation was formed on January 21, 2004, for the purpose of acquiring Kanawha Insurance Company (“Kanawha”), a provider of life and health insurance products in the southeastern United States, and to operate and grow Kanawha’s insurance and other related businesses. The Corporation commenced operations shortly before it completed its initial public offering of common stock on December 21, 2004. On the same date the Corporation completed its initial public offering, it acquired Kanawha.

Since December 21, 2004, the Corporation has aggressively pursued its business strategy of transforming Kanawha into a provider of life and health insurance products to larger employer groups nationwide. In pursuing this business strategy, the Corporation has faced many challenges, among which include:

•	attracting and retaining experienced, talented and motivated sales and marketing staff to develop and expand the markets for the Corporation’s insurance products;
•	developing new life and health insurance products and enhancing the Corporation’s product line to become more competitive in the market place;
•	creating brand recognition in areas of the nation unfamiliar with Kanawha and the Corporation;
•	designing and implementing systems to administer and service the new product lines;

•	establishing and implementing controls, procedures and reporting capabilities necessary for the Corporation to operate as a public company; and
•	controlling expenses while utilizing existing resources to successfully execute the Corporation’s growth strategy.

The Compensation Committee and Board recognize that key to the Corporation’s successful implementation of its business strategy is attracting and retaining experienced, talented and motivated executive management to execute the Corporation’s growth plans. This has been a fundamental objective of the Corporation’s executive compensation programs and it is emphasized in the Corporation’s executive compensation strategy.

Throughout this proxy statement, the Corporation’s chief executive officer, chief financial officer and its other three most highly compensated executive officers in 2006 are collectively referred to as the “Named Officers.” Their names, titles and 2006 summary compensation information appear in this proxy statement in the “Summary Compensation Table.”

Compensation Philosophy and Objectives

An executive compensation strategy guides compensation decisions at the Corporation. The strategy integrates various programs and elements to achieve the following objectives:

1.	ensure that the Corporation has the ability to attract and retain the caliber of executives necessary to sustain the Corporation’s success;
2.	support corporate financial growth and operational objectives in both the short and long term;
3.	establish a performance-based rewards culture at the Corporation;
4.	encourage the Corporation’s executives to own a significant number of shares of the Corporation’s common stock;
5.	align the interests of the Corporation’s management with the interests of the Corporation and its shareholders; and
6.	reward individuals based on objective measurement tempered by judicious management discretion.

Process for Setting Executive Compensation

The Board, on the recommendation of the Compensation Committee, adopted the Corporation’s current Executive Compensation Plan (the “ECP”) on February 28, 2006. The ECP is administered by the Corporation’s Compensation Committee, and it serves as the vehicle for implementing the executive compensation strategy. Under the ECP, the Compensation Committee’s decisions regarding executive compensation payments and goals for the fiscal year’s incentive plans are made during the first quarter of the Corporation’s fiscal year. However, the Compensation Committee meets regularly throughout the year to review and evaluate the Corporation’s compensation programs and policies, extensions of executive employment agreements and other matters concerning the Corporation’s executive compensation programs. In making its decisions, the Compensation Committee seeks input from various sources, including the Corporation’s chief executive officer, an independent compensation consultant, peer group studies, and other sources of information relating to executive compensation available both internally and externally to Compensation Committee members.

Role of Compensation Committee in Setting Executive Compensation. The Corporation’s Compensation Committee has responsibility for setting executive compensation levels and for administering the Corporation’s executive compensation programs. The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee’s responsibilities, which are discussed in the Compensation Committee’s Charter, include, among other duties, responsibility to:

•

review and approve annual corporate goals and objectives relevant to the chief executive officer’s compensation, evaluate the chief executive officer’s performance in light of those goals and objectives, and determine and recommend for approval by the Board the chief executive officer’s compensation level based on this evaluation;

•	establish the base salary, incentive compensation and any other compensation for the Named Officers and other executive officers of the Corporation;
•	make recommendations to the Board with respect to the Corporation’s compensation, incentive compensation plans and equity based plans covering the Named Officers and other executive officers;
•	review and make recommendations to the Board with respect to compensation for the Corporation’s independent directors; and
•	review and approve the Named Officers’ and other executive officers’ employment agreements, severance arrangements and change in control agreements/provisions, in each case, when and if appropriate.

The Compensation Committee receives and reviews materials, typically in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee as well as materials the Compensation Committee has specifically requested. Depending on the agenda for the meeting, these materials have included:

•	financial reports on year-to-date performance versus plan performance and prior year performance;
•	reports on individual and corporate performance objectives;
•	information on the executive officers’ stock ownership and stock option holdings;
•	payouts in change of control or termination scenarios;
•

information regarding total compensation of the Named Officers and other executive officers of the Corporation, including base salary, cash incentives, equity awards, perquisites, retirement plan benefits and Corporation paid life insurance benefits; and

•	comparative compensation information of peer companies provided by the Compensation Committee’s compensation consultant.

Role of the Chief Executive Officer in Determining Executive Compensation. The chief executive officer also has a role in the compensation setting process. The primary aspects of the chief executive officer’s role are:

•	evaluating performance of the Named Officers and other executive officers;
•	recommending business performance targets and objectives and recommending incentive award goals for the Named Officers and other executive officers; and
•	recommending salary levels and stock option and other equity awards for the Named Officers and other executive officers.

The chief executive officer assists the Compensation Committee’s Chairman in establishing the agenda for Compensation Committee meetings and prepares meeting information for each Compensation Committee meeting.

The chief executive officer also participates in Compensation Committee meetings at the Compensation Committee’s request to provide:

•	background information regarding the Corporation’s performance of its strategic objectives;
•	his evaluation of the performance of executive officers; and
•	compensation recommendations for executive officers.

Role of Compensation Consultant. The Compensation Committee has authority to retain compensation consultants to assist in the evaluation of compensation for the Board, chief executive officer and other executive officers of the Corporation. In December 2005, the Corporation retained GEM Consulting to assist in the design of the Corporation’s executive compensation strategy. The Chairman of the Compensation Committee worked with management in connection with the search for and retention of a compensation consultant which involved the evaluation of two other compensation consulting firms in addition to GEM Consulting. GEM Consulting was retained based on its experience, cost and the fact that GEM Consulting did not have a prior relationship with the Corporation or its management.

GEM Consulting was charged with conducting a competitive assessment of the Corporation’s executive compensation and assisting in the development of an executive compensation strategy for the Corporation. In preparing its analysis, GEM Consulting contacted certain of the Corporation’s executive officers, including the chief executive officer, to obtain historical data and insight into the Corporation’s compensation practices. In addition, GEM Consulting used comparative executive compensation data of peer companies in the life and health insurance market. The Compensation Committee met with GEM Consulting and provided it with input and direction on the proposed design of the executive compensation strategy, which the Committee adopted in 2006.

Benchmarking of Total Compensation. The Compensation Committee reviews the disclosed compensation of named executive officers in seven publicly owned life and health insurance companies to derive an approximation of market standards for total compensation, salary, annual incentive awards, and equity-based awards. The companies include American Equity Investment Life Holding Company, FBL Financial Group, Inc., Great American Financial Resources, Inc., Kansas City Life Insurance Company, National Western Life Insurance Company, Presidential Life Corp., and Universal American Financial Corp. These companies are referred to in this proxy statement as the Corporation’s “Peer Group.” The information derived from these companies is used for reference in determining appropriate levels of compensation given acceptable corporate performance. The Corporation does not use a formula for benchmarking total compensation or its elements to that of the Peer Group.

Employment Agreements.    The Corporation has entered into employment agreements with each of the Named Officers. Among other things, these employment agreements establish minimum base salaries, maximum annual cash bonus amounts, provide for certain perquisites and furnish certain payments upon termination of service during the terms of the agreements. The employment agreements also contain non-compete and non-solicitation restrictions that apply to the Named Officers during their employment with the Corporation and, under certain circumstances, for a period of time after their employment with the Corporation terminates. A detailed discussion of the employment agreements of the Named Officers is found under the heading “Employment Agreements” of this proxy statement.

The employment agreements of the Named Officers were approved by the Corporation’s Board in existence prior to completion of the Corporation’s initial public offering in December 2004. Prior to completion of the initial public offering, the Board consisted of one director, Mr. Kuk, who is also the Chairman, President and Chief Executive Officer of the Corporation. The Board’s objective in offering the employment agreements was to attract, retain and motivate highly qualified executive officers and significant employees to serve as the Corporation’s initial executive management team and contribute to the creation of shareholder value.

The current Compensation Committee and current Board recognize that motivating and retaining this executive management team is a key factor to meeting the challenges faced by the Corporation in achieving its business strategy. As a result, in each of 2005 and 2006, the Compensation Committee recommended, and the Board approved, one year extensions of the employment agreements of all of the Named Officers, except Mr. Kuk. The current terms of all of the Named Officers’ employment agreements, except Mr. Kuk’s agreement, extend through December 31, 2009.

Mr. Kuk’s employment agreement automatically extends for one additional month on the first day of each month, unless the Corporation or Mr. Kuk provides the other with 90 days written notice of non-renewal, Mr. Kuk’s employment agreement has currently been extended through March 31, 2010. Neither the Corporation nor Mr. Kuk have provided the other with written notice of non-renewal.

Accounting and Tax Considerations. On January 1, 2006, the Corporation adopted SFAS No. 123R, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted common stock based on estimated fair values. A company is required to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The Corporation has used the Black-Scholes option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the vesting period of the award in the Corporation’s income statement. The adoption of SFAS No. 123R did not impact the Corporation’s compensation decisions in 2006.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the corporation’s chief executive officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. The Compensation Committee intends to periodically review the potential consequences of Section 162(m) and may structure the performance-based portions of the Corporation’s executive compensation programs to comply with certain exemptions in Section 162(m). The Compensation Committee reserves the right to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate and in the best interests of the Corporation’s shareholders, and taking into consideration changing business conditions or the executive officer’s performance.

Equity Grant Policy. In 2006, the Compensation Committee recommended for Board approval all equity incentive awards under the Corporation’s 2004 Equity Incentive Plan that were made to the Corporation’s non-employee directors and officers who have reporting obligations under Section 16 of the Securities Exchange Act of 1934. The Compensation Committee has delegated to the Corporation’s chief executive officer authority to approve equity incentive awards to any eligible participant under the Corporation’s 2004 Equity Incentive Plan whose award does not require approval by the Compensation Committee or Board. The timing of awards is not based on anticipated earnings releases or other major announcements about the Corporation. In 2006, the Corporation followed the practice of designating the fifth business day prior to the last calendar day of the calendar quarter in which an award is made as both the grant date and date for determining the exercise price of a stock option award (“Quarterly Grant Date”). The Quarterly Grant Date was also used as the grant date for all other stock based awards made by the Corporation in 2006. Any stock based award (including a stock option) that is approved on a date between a Quarterly Grant Date and the first calendar day of the next calendar quarter is assigned the Quarterly Grant Date in the next calendar quarter. The Corporation instituted the practice of using the Quarterly Grant Date for ease of administration of its 2004 Equity Incentive Plan. This practice was followed in 2006 for all stock options and other stock based awards made to non-employee directors, the Named Officers, and other officers and employees of the Corporation. The Corporation does not permit the re-pricing of stock options.

COMPENSATION PROGRAMS

The Corporation uses three programs to support the executive compensation strategy, (i) annual incentive compensation plan, (ii) long-term incentive compensation plan, and (iii) equity ownership plan.

Annual Incentive Compensation Plan

Annual direct compensation for executives consists of a base salary and a potential bonus that is earned if the Corporation reaches pre-established performance targets.

The objective of this plan is to encourage executives to focus their leadership efforts on achieving the Corporation's annual performance goals. The policy of the Compensation Committee is that total annual compensation (salary plus annual incentive award) for each executive officer should approximate the median annual compensation for comparable executive officers in the Corporation’s Peer Group of companies if the performance objectives are achieved. See “Benchmarking of Total Compensation” for a description of the companies that make up the Corporation’s Peer Group. If the Corporation’s annual performance goals are exceeded, annual compensation should be higher. If the Corporation’s annual performance goals are not met annual compensation should be lower.

Base salary. The executive compensation strategy provides that base salaries for each Named Officer should be established near the median base salary for comparable executives of the Peer Group companies. The Corporation believes that base salary is one of the most important elements in attracting an executive because it is the financial foundation that allows a performance-based variable pay system to function effectively.

Individual employment agreements specify minimum salaries for the Named Officers. The initial salaries of the Named Officers were established in their employment agreements approved by the Corporation’s Board in existence prior to completion of the Corporation’s initial public offering. The salaries were determined based on each Named Officer’s level of experience and market data available at that time for executives in similar positions with life and health insurance companies of similar size to the Corporation. Base salaries may not be decreased during the terms of the employment agreements. Effective each January 1, Mr. Kuk, the Corporation’s chief executive officer, is entitled to receive a minimum percentage salary increase equal to the increase in the consumer price index for the preceding year. Increases for the other Named Officers are made at the discretion of the Compensation Committee and Board.

The Compensation Committee reviews salaries annually using internal comparisons and Peer Group comparisons. The Compensation Committee, with approval from the Board, may increase salaries based on this information, individual performance and market conditions. No weighting is assigned to the factors reviewed by the Compensation Committee and Board. In 2006, the Compensation Committee recommended, and the Board approved, inflation adjusted salary increases for each of the Named Officers based on Peer Group comparisons and the Named Officers’ job duties.

Potential cash incentive award. The executive compensation strategy provides that the Named Officers should earn the maximum potential annual incentive award if the Corporation’s financial performance is at or above the 75th percentile of the Corporation’s Peer Group. The strategy contemplates that in such event, the maximum annual incentive award will bring the executive’s total annual compensation (salary plus annual incentive award) to approximately the 75th percentile for similar compensation for comparable positions in the Peer Group. The executive compensation strategy contemplates that if the Corporation’s financial performance is on-plan or otherwise acceptable, in the discretion of the Compensation Committee, the Named Officers should earn a target annual incentive award that would bring the executive’s total annual compensation (salary plus annual incentive award) to approximately the 50th percentile for similar compensation for comparable positions in the Peer Group.

The employment agreement of each Named Officer specifies a maximum annual incentive award expressed as a percentage of base salary. The maximum annual incentive award Mr. Kuk may receive is equal to 200% of his annual base salary and the maximum annual incentive award the other Named Officers may receive is equal to 100% of their respective base salaries. These maximums were set for the purposes of attracting, retaining and motivating the Named Officers to achieve the Corporation’s performance goals. The Compensation Committee and Board consider these maximums to be appropriate based on current comparative compensation data.

The Compensation Committee specifies one or more performance measures at the beginning of the year and a formula for determining cash incentive awards if such performance targets are achieved. The Compensation Committee has the discretion to adjust any award indicated by the formula by up to 50%. Both quantitative and qualitative evaluation of important financial and non-financial metrics such as sales, capital structure, corporate culture, morale and turnover, product development, share price, investor relations and rating agency ratings may be used as the basis for such adjustments.

Potential restricted stock incentive award. The Compensation Committee may decide to award a portion of the annual incentive award in restricted stock of the Corporation. The restricted stock normally vests ratably over the next four years for all Named Officers, except Mr. Kuk, whose awards vest over three years. Holders of shares of restricted stock may vote such shares and receive dividends on such shares whether vested or unvested. The decision to award restricted stock grants under this plan is normally based on factors such as promoting ownership and further aligning management interests with those of the stockholders. Restricted stock awards, if any, are made pursuant to the Corporation’s 2004 Equity Incentive Plan.

For the 2006 fiscal year, the Compensation Committee selected earnings per share as the financial performance measure for the annual incentive plan. A minimum earnings per share level was specified along with a maximum and two intermediate levels. The minimum earnings per share level was set at the upper end of the range of the Corporation’s internal earnings estimates for 2006. The Compensation Committee considered this minimum level of earnings to be an appropriate threshold goal based on the Corporation’s business strategy and its relatively early stage of operation following its initial public offering in December 2004. The minimum level was not achieved and the Compensation Committee elected not to make any annual incentive awards to the Named Officers.

Long-term Incentive Compensation Plan

The long-term incentive compensation plan (“LTICP”) is designed to support the Corporation’s financial performance goals in future years. Under the LTICP participants may be granted restricted stock-based awards that vest only when the Corporation achieves specified performance targets and/or stock based awards that vest ratably over four years (three years for the chief executive officer). Stock-based awards, if any, are made pursuant to the Corporation’s 2004 Equity Incentive Plan.

Awards under this plan encourage executives to focus on the long-term financial goals of the Corporation. These awards give the executives a framework for balancing short-term or annual considerations with long-term goals and align the Named Officers’ interests with the interests of shareholders. The Compensation Committee and Board believe that stock based awards that either vest by achieving specified performance targets or vest over time encourage achievement of the Corporation’s financial goals since the value of the awards depends largely on the Corporation achieving its financial performance objectives. The chief executive officer recommends awards for Named Officers. The recommendations are approved, disapproved or adjusted by the Compensation Committee in its discretion.

The Compensation Committee evaluates the need for stock-based grants under the LTICP annually. The size of the grants is based on the Compensation Committee’s evaluation of individual performance and the practice of companies in the Corporation’s Peer Group.

The Compensation Committee recommended, and the Board approved, grants of non-qualified stock options to the Named Officers in 2006. The awards are shown in the Grants of Plan Based Awards table and they vest over four years for all of the Named Officers, except Mr. Kuk, whose award vests over three years. The Compensation Committee and the Board considered that the stock option awards would encourage the Named Officers to focus on the long-term financial goals of the Corporation and more closely align their interests with the interests of shareholders. In addition, the stock option awards supported the pay-for-performance culture the executive compensation strategy attempts to create since the value of the options is dependent on the Corporation achieving its financial performance targets. The Compensation Committee also considered that the option awards support the goal of fostering executive stock ownership. In considering the amount of stock options awarded to each of the Named Officers, the Compensation Committee and the Board took into account the positions held by the Named Officers, their duties and levels of responsibility.

Equity Ownership Plan

The Corporation's Board and Compensation Committee believe that significant ownership of the Corporation’s common stock by executives is important to promoting the profitability and growth of the Corporation. An ownership position by executives provides them with a perspective that leads to appropriate emphasis on day-to-day operations, annual objectives and long-term goals. The equity ownership plan promotes this objective by setting individual stock ownership targets and awarding equity-based grants as one of several potential means of achieving such targets. The Compensation Committee considers stock-based awards annually as part of annual incentive compensation and the LTICP.

The Committee has established the following targets for the Named Officers’ ownership of the Corporation’s Common Stock:

Named Officer	Ownership Target	Current Holdings
Kenneth Kuk	400,000	351,241
Paul Moore	75,000	51,749
Paul Kraemer	75,000	49,772
Tom Sass	75,000	51,772
Scott DeLong	120,000	107,006

Ownership targets are based on the Compensation Committee’s view of the appropriate level of ownership desired to motivate each executive to promote the Corporation’s profit and growth objectives and the practice of companies in the Corporation’s Peer Group. It is anticipated that the targeted number of shares will be acquired within the next five years through vesting of restricted stock grants, exercise of stock options and open-market purchases. The amounts listed in the Current Holdings column above do not include unexercised stock options and unvested restricted stock awards. The Named Officers’ unexercised stock options and unvested restricted stock awards are among several factors considered by the Compensation Committee when it evaluates granting additional stock based awards to the Named Officers. When an executive achieves his ownership target, the Compensation Committee may increase the target according to a formula approved by the Compensation Committee.

General Comments Pertaining to Other Compensation Plans and Benefits

Benefit Plans. Benefit plans are considered an essential element of competitive compensation plans for all of the Corporation’s employees, including Named Officers. The Named Officers participate in the Corporation’s 401(k) plan, health and dental plans and life and disability insurance plans on the same basis as other employees. None of the Named Officers participate in the Corporation’s Defined Benefit Retirement Plan, which was amended in 2006 to exclude new participants and freeze the accrual of additional benefits.

Deferred Compensation. The Corporation offers a Supplemental Retirement and Deferred

Compensation Plan (the “Plan”) to all officers with the title vice president and above and to certain non-officer sales employees. The Plan is intended to promote retention by providing a long-term savings opportunity on a tax-deferred basis. Three of the Named Officers elected to defer base salary and/or annual incentive bonus amounts in 2006 and have therefore accumulated the amounts shown in the table under “Nonqualified Deferred Compensation” below.

Other Benefits. The Corporation has entered into employment agreements with each of the Named Officers that provide them other benefits. The Corporation believes these benefits are reasonable, competitive and consistent with the executive compensation strategy. These benefits include reimbursement for personal financial advisory services, which helps the Named Officers maximize the value of the compensation and benefit programs the Corporation offers to them. The Corporation also offers to reimburse the Named Officers for club membership dues, which memberships are intended to promote the Corporation’s marketing and business initiatives. In addition, the Corporation reimburses the Named Officers for their fees for professional organizations reasonably related to the life and health insurance industry, which helps the Named Officers remain current with developments in the life and health insurance industry and allows them to establish and maintain a network of professional relationships outside the Corporation. See “Summary Compensation Table” and “Employment Agreements” below for more information about these benefits.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” ("CD&A") section in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in the proxy statement.

Compensation Committee

Robert L. Laszewski, Chairman

Dennis M. Mathisen

James J. Ritchie

SUMMARY COMPENSATION TABLE

Each of the Named Officers received an inflation adjusted salary increase of 3.2% in 2006. The Named Officers’ base salaries are discussed under “Annual Incentive Compensation Plan” in the “Compensation Discussion and Analysis” and under “Employment Agreements” below. No annual incentive bonuses for 2006 were paid to the Named Officers because the Corporation did not achieve its 2006 minimum earnings per share target. Annual incentive bonuses are discussed under “Annual Incentive Compensation Plan” in the “Compensation Discussion and Analysis” and under “Employment Agreements” below. The Named Officers were each granted stock option awards under the LTICP in 2006. The vesting terms of the stock options were previously described in “Long-Term Incentive Compensation Plan” in the “Compensation Discussion and Analysis” and are outlined in the “Grants of Plan-Based Awards” below.

The table below summarizes the total compensation of the Named Officers for the fiscal year ended December 31, 2006.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Kenneth U. Kuk Chairman, President & Chief Executive Officer and Director	2006	$488,000	—	$28,982	$265,541	$25,743	$808,266

Scott H. DeLong III Senior Vice President, Chief Financial Officer and Director	2006	$298,000	—	$9,316	$100,574	$20,613	$428,503

Paul F. Kraemer Senior Vice President of Sales	2006	$361,000	—	$35,148	$101,761	$24,890	$522,799

Paul P. Moore Senior Vice President of Sales	2006	$361,000	—	$35,148	$101,761	$21,915	$519,824

Thomas D. Sass Senior Vice President, Underwriting & Risk Management	2006	$294,000	—	$33,596	$100,511	$10,146	$438,253

(1)

The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of awards pursuant to the Corporation's 2004 Equity Incentive Compensation Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 12 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2006 in the Corporation's Form 10-K for the fiscal year ended December 31, 2006. See the “Grants of Plan-Based Awards” table below for information on awards made in 2006. These amounts reflect the accounting expense recognized by the Corporation for these awards, and may not correspond to the actual value that will be recognized by the Named Officers.

(2)

The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of awards pursuant to the Corporation's 2004 Equity Incentive Compensation Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 12 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2006. See the “Grants of Plan Based Awards” table below for information on awards made in 2006. These amounts reflect the accounting expense recognized by the Corporation for these awards, and may not correspond to the actual value that will be recognized by the Named Officers.

(3)

This column reports the total amount of other benefits provided to the Named Officers, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the Named Officers. The amount for Mr. Kuk represents: (a) the cost of personal financial advisory services; (b) club membership dues; (c) imputed income from the Corporation’s group life insurance plan; (d) matching contributions credited under the Corporation’s 401(k) Plan; and (e) the cost of Mr. Kuk's spouse to attend a sales convention with him for the Corporation’s sales representatives. The amount for Mr. DeLong represents: (a) the cost of personal financial advisory services; (b) club membership dues; (c) professional association dues; (d) imputed income from the Corporation’s group life insurance plan; and (e) matching contributions credited under the Corporation’s 401(k) Plan. The amount for Mr. Kraemer represents: (a) the cost of personal financial advisory services; (b) club membership dues; (c) imputed income from the Corporation’s group life insurance plan; (d) matching contributions credited under the Corporation's 401(k) Plan; and (e) the cost of Mr. Kraemer's spouse to attend a sales convention with him for the Corporation’s sales representatives. The amount for Mr. Moore represents: (a) the cost of personal financial advisory services; (b) club membership dues; (c) imputed income from the Corporation's group life insurance plan; (d) matching contributions credited under the Corporation's 401(k) Plan; and (e) the cost of Mr. Moore's spouse to attend a sales convention with him for the Corporation’s sales representatives. The amount for Mr. Sass represents: (a) imputed income from the Corporation's group life insurance plan; and (b) matching contributions credited under the Corporation's 401(k) Plan.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about the equity awards granted to the Named Officers in 2006, which were made under the Corporation’s 2004 Equity Incentive Plan. The grant dates for all of the listed awards were set consistent with the Corporation’s practice of establishing the grant date as the fifth business day prior to the last calendar day of the calendar quarter in which the award was approved. The award approval dates, which precede the grant dates of the awards, are listed in the Board Approval Date column. The number of shares listed in the All Other Stock Awards column consist of restricted stock awards granted to each of the Named Officers as part of their annual incentive bonus for 2005. No restricted stock was awarded to the Named Officers under the LTICP in 2006. Under the Corporation’s 2004 Equity Incentive Plan, holders of shares of restricted stock may vote such shares and receive dividends on such shares whether vested or unvested. The amounts listed in the All Other Option Awards column consist of shares underlying stock options awarded to the Named Officers under the LTICP in 2006. The vesting schedules described in the footnotes to this table are prescribed in the Named Officers’ employment agreements. The employment agreements also provide that option awards will have an exercise price per share equal to the closing price of the Corporation’s common stock on the trading day immediately preceding the grant date. The exercise price established for the options awarded to the Named Officers in 2006 was greater than the closing price of the Corporation’s Common Stock on the grant date. The amounts listed in the Grant Date Fair Value column for the restricted stock and stock option awards were computed under SFAS 123R.

Name	Grant Date	Board Approval Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Market Price of Stock on Grant Date	Closing Market Price of Stock Underlying Options on Grant Date	Grant Date Fair Value of Stock and Option Awards
			(#)(1)	(#)(2)	($/Sh)			($)(3)
Kenneth U. Kuk	03/24/2006 06/23/2006	02/28/2006 04/18/2006	14,000	28,700	$8.19	$8.01	$8.03	$181,307 $69,167
Scott H. DeLong III	03/24/2006 06/23/2006	02/28/2006 04/18/2006	6,000	17,500	$8.19	$8.01	$8.03	$90,235 $42,175
Paul F. Kraemer	03/24/2006 06/23/2006	02/28/2006 04/18/2006	7,000	21,250	$8.19	$8.01	$8.03	$107,283 $51,213
Paul P. Moore	03/24/2006 06/23/2006	02/28/2006 04/18/2006	7,000	21,250	$8.19	$8.01	$8.03	$107,283 $51,213
Thomas D. Sass	03/24/2006 06/23/2006	02/28/2006 04/18/2006	6,000	17,300	$8.19	$8.01	$8.03	$89,753 $41,693

(1)

As part of the Named Officers’ 2005 annual incentive bonuses, each of the Named Officers was awarded shares of restricted Common Stock of the Corporation with a grant date of March 24, 2006. The shares will vest with respect to one-fourth (one-third for Mr. Kuk) of the Common Stock on the first, second, third and fourth anniversaries (first, second and third anniversaries for Mr. Kuk), of the date of grant. The restricted stock awards also will fully vest upon the Named Officers’ termination without cause, voluntary termination for good reason, voluntary termination without good reason upon a change in control of the Corporation, death or disability. Any portion of the stock awards that has not vested will be forfeited in the event the Named Officer is terminated for cause or he voluntarily terminates employment without good reason and there is no change in control of the Corporation.

(2)

The Named Officers were awarded options to purchase shares of the Corporation’s Common Stock under the LTICP, with a grant date of June 23, 2006 and the exercise price determined as of the close of trading of the Corporation’s Common Stock on June 22, 2006. These options have a term of ten years and will vest and become exercisable with respect to one-fourth (one-third for Mr. Kuk) of the underlying shares of Common Stock on the first, second, third and fourth anniversaries (first, second and third anniversaries for Mr. Kuk), respectively, of the date of grant. The options also will fully vest upon the Named Officer’s termination without cause, voluntary termination for good reason, voluntary termination without good reason upon a change in control of the Corporation, death or disability. Any portion of the option awards that has not vested will be forfeited in the event the Named Officer is terminated for cause or he voluntarily terminates employment without good reason and there is no change in control of the Corporation.

(3)

This column shows the full grant date fair values of restricted stock and stock options under SFAS 123R granted to the Named Officers in 2006. For stock options, fair value is calculated using the Black Scholes value on June 22, 2006, the date the exercise price was determined. For additional information on the valuation assumptions, refer to footnote 12 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2006. These amounts reflect the accounting expense recognized by the Corporation for these awards, and may not correspond to the actual value that will be recognized by the Named Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to the Named Officers at the fiscal year end December 31, 2006.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Kenneth U. Kuk	12/15/2004 06/23/2006	206,668	103,332 28,700	$9.50 $8.19	12/15/2014 06/23/2016	03/24/2006	14,000	$134,260
Scott H. DeLong III	12/15/2004 06/23/2006	77,500	77,500 17,500	$9.50 $8.19	12/15/2014 06/23/2016	03/24/2006	6,000	$57,540
Paul F. Kraemer	12/15/2004 06/23/2006	77,500	77,500 21,250	$9.50 $8.19	12/15/2014 06/23/2016	08/11/2005 03/24/2006	8,230 7,000	$78,926 $67,130
Paul P. Moore	12/15/2004 06/23/2006	77,500	77,500 21,250	$9.50 $8.19	12/15/2014 06/23/2016	08/11/2005 03/24/2006	8,230 7,000	$78,926 $67,130
Thomas D. Sass	12/15/2004 06/23/2006	77,500	77,500 17,300	$9.50 $8.19	12/15/2014 06/23/2016	08/11/2005 03/24/2006	8,230 6,000	$78,926 $57,540

(1)

The options awarded to the Named Officers have a term of ten years and will vest and become exercisable with respect to one-fourth (one-third for Mr. Kuk) of the underlying shares of Common Stock on the first, second, third and fourth anniversaries (first, second and third anniversaries for Mr. Kuk), respectively, of the date of grant. The options also will fully vest upon the Named Officer’s termination without cause, voluntary termination for good reason, voluntary termination without good reason upon a change in control of the Corporation, death or disability. Any portion of the option awards that has not vested will be forfeited in the event the Named Officer is terminated for cause or he voluntarily terminates employment without good reason and there is no change in control of the Corporation.

(2)

The stock options granted to the Named Officers on December 15, 2004 have an exercise price equal to the initial public offering price per share of the Corporation’s Common Stock, as established on December 15, 2004. The stock options granted to the Named Officers on June 23, 2006 have an exercise price equal to the closing price of the Corporation’s Common Stock on June 22, 2006, which is the trading day immediately preceding the grant date of June 23, 2006. The grant date was designated as the fifth business day immediately preceding the last calendar day of the second calendar quarter of 2006, consistent with the Corporation’s grant date setting practice described in “Compensation Discussion and Analysis – Process for Setting Executive Compensation - Equity Grant Policy” above.

(3)

As part of the Named Officers’ 2005 annual incentive bonuses, each of the Named Officers was awarded shares of restricted Common Stock of the Corporation with a grant date of March 24, 2006 (14,000 restricted shares to Mr. Kuk; 6,000 restricted shares to Mr. DeLong; 7,000 restricted shares to Mr. Moore; 7,000 restricted shares to Mr. Kraemer; and 6,000 restricted shares to Mr. Sass). The shares will vest with respect to one-fourth (one-third for Mr. Kuk) of the Common Stock on the first, second, third and fourth anniversaries (first, second and third anniversaries for Mr. Kuk), of the date of grant. The restricted stock awards also will fully vest upon the Named Officers’ termination without cause, voluntary termination for good reason, voluntary termination without good reason upon a change in control of the Corporation, death or disability. Any portion of the restricted stock awards that has not vested will be forfeited in the event the Named Officer is terminated for cause or he voluntarily terminates employment without good reason and there is no change in control of the Corporation. On August 11, 2005, the Board, on recommendation of the Compensation Committee, approved an award of 10,974 shares of restricted Common Stock of the Corporation to each of Messrs. Moore, Kraemer and Sass, with a grant date of August 11, 2005. The stock awards become vested with respect to one-fourth of the shares of Common Stock covered by the stock awards on each of the first, second, third and fourth anniversaries of the grant date. Messrs. Moore,

Kraemer and Sass will also become fully vested in these stock awards upon their termination without cause, voluntary termination for good reason, voluntary termination without good reason upon a change in control of the Corporation, death or disability. Any portion of their restricted stock awards that has not vested will be forfeited in the event of they are terminated for cause or they terminate employment without good reason and there is no change in control of the Corporation.

OPTION EXERCISES AND STOCK VESTED

The following table includes information with respect to restricted stock owned by the Named Officers that vested during the fiscal year ended December 31, 2006. No stock options were exercised by the Named Officers during the fiscal year ended December 31, 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kenneth U. Kuk	—	—
Scott H. DeLong III	—	—
Thomas D. Sass	2,744	$18,824
Paul F. Kraemer	2,744	$18,824
Paul P. Moore	2,744	$18,824

(1)           The value realized on vesting of restricted stock was based on the New York Stock Exchange closing price of the Common Stock on August 11, 2006 of $6.86 per share.

PENSION BENEFITS

None of the Named Officers participate in the Corporation’s defined benefit pension plan.

NONQUALIFIED DEFERRED COMPENSATION

The Corporation offers a Supplemental Retirement and Deferred Compensation Plan (the “Plan”) to all

officers with the title vice president and above and to certain non-officer sales employees. The Plan is intended to promote retention by providing a long-term savings opportunity on a tax-deferred basis. The Plan permits participants to defer up to 100% of cash compensation paid by the Corporation in the year in which the participant elects to participate in the Plan. Cash compensation includes base salary and the portion of the participant’s annual incentive bonus paid in cash. The Corporation made no contributions to the Named Officers under the Plan in 2006. Participants in the Plan may elect to invest their deferred compensation amounts in several publicly available mutual funds offered under the Plan. All earnings on deferred compensation amounts are based on performance of the mutual funds selected by the participant. As no “above-market” rates are earned on any of the deferred compensation amounts, earnings on those amounts are not shown in the Summary Compensation Table. Under the Plan, participants will receive payouts following termination of employment with the Corporation. Three of the Named Officers have elected to defer base salary and/or annual incentive bonus amounts and have therefore accumulated the amounts shown in the table below. The amounts deferred are unfunded and unsecured obligations of the Corporation, receive no preferential standing, and are subject to the same risks as any of the Corporation’s other general obligations.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings In Last Fiscal Year ($)(1)	Aggregate Balance in Last Fiscal Year End ($)
Kenneth U. Kuk	$48,800	$22,369	$166,661
Scott H. DeLong III	—	—	—
Thomas D. Sass	$44,100	$23,440	$163,060
Paul F. Kraemer	—	—	—
Paul P. Moore	$41,700	$3,634	$45,334

(1)

Deferred salary and bonus amounts are invested in mutual funds offered under the Plan, and earnings are derived from the performance of the mutual funds. As there are no “above-market” rates earned on the deferred salary and bonus amounts, earnings on those amounts are not shown in the “Summary Compensation Table” in this proxy statement.

EMPLOYMENT AGREEMENTS

The Corporation has entered into the following Employment Agreements with the Named Officers.

Employment Agreement with Kenneth U. Kuk

Concurrent with the closing of the Corporation’s initial public offering, the Corporation entered into an employment agreement with Kenneth U. Kuk. The employment agreement provides that it will expire on December 31, 2007, unless further extended or sooner terminated. Under the terms of the employment agreement, beginning on January 1, 2005, and on the first day of each calendar month thereafter, the term of Mr. Kuk’s employment agreement has and will automatically extend for one additional month beyond December 31, 2007, unless the Corporation or Mr. Kuk provides the other with 90 days’ written notice of non-renewal. Neither the Corporation nor Mr. Kuk has provided the other with written notice of non-renewal.

Effective each January 1 beginning January 1, 2006, Mr. Kuk will receive a minimum percentage increase equal to the increase in the consumer price index for the preceding year. Mr. Kuk also is eligible to receive an annual cash incentive bonus pursuant to the annual incentive compensation plan adopted by the Compensation Committee each year, not to exceed 200 percent of his then current base salary

Mr. Kuk’s employment agreement also provides that he is eligible to participate in the Corporation’s 2004 Equity Incentive Plan.

Mr. Kuk’s employment agreement also provides that the Corporation will reimburse him for his (1) fees for professional organizations reasonably related to the life and health insurance industry, (2) personal financial advisory expenses of $5,000 each year, and (3) dues for club memberships in the amount of $10,000 per year.

Mr. Kuk’s employment agreement provides that he is to devote substantially all of his business time to the Corporation’s operations (except as the Corporation otherwise agrees, including on behalf of any of the Corporation’s subsidiaries); provided, however, that he is not precluded from serving as a director or trustee of any other firm or from pursuing real estate investments and other personal investments, as long as those activities do not interfere with the performance of his duties or violate the non-competition provisions in his employment agreement. Mr. Kuk’s employment agreement permits the Corporation to terminate his employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•

committing fraud or misappropriating, stealing or embezzling funds or property from the Corporation or its affiliates, or attempting to secure personally any profit in connection with any transaction entered into or on behalf of the Corporation or its affiliates;

•	knowingly violating or breaching any material law or regulation to the material detriment of the Corporation or its affiliates;
•

conviction of a felony in a final non-appealable judgment, or the entry of a plea of guilty or nolo contendere to a felony, which is likely to cause material harm to the Corporation’s business, customer or supplier relations, financial condition or prospects;

•	willful failure to perform his material duties under the employment agreement that continues for a period of 30 days after written notice; or
•	the breach of any non-competition, non-disclosure or non-solicitation agreement between him and the Corporation that causes or is reasonably likely to cause material harm to the Corporation.

In addition, Mr. Kuk has the right under his employment agreement to resign for “good reason” in the event of (a) an assignment to him of any material duties inconsistent with his position or a substantial adverse alteration in the nature or status of his responsibilities without his consent; (b) a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of the Corporation without his consent; (c) a failure on the Corporation’s part to comply with any material provision of his employment agreement that is not cured within 30 days after written notice to the Corporation; (d) any failure on the Corporation’s part to pay his base salary or any incentive bonus to which he is entitled under the Corporation’s bonus plan that, in either case, is not cured within ten days after written notice to the Corporation, or any failure of the Corporation’s Compensation Committee to approve a bonus plan for any fiscal year; (e) the relocation of the Corporation’s principal place of business outside of a fifty mile radius of Minneapolis, Minnesota without his consent; or (f) the failure of the Board to nominate him as a director and as chairman and any failure of the Corporation’s shareholders to reelect him as a director and as chairman and any removal by the Corporation’s shareholders or the Board of him from his positions as a director and as chairman of the Board, other than for cause; provided, however, that at any time any applicable law, rule or regulation of any applicable governmental authority or self regulatory organization, stock exchange or other over-the-counter exchange on which the Common Stock may be listed from time to time, prohibits the chief executive from also being chairman of the Board, “good reason” will not include the failure to nominate or elect him as chairman of the Board.

Pursuant to his employment agreement, Mr. Kuk receives six weeks of paid vacation annually and various other customary benefits. In 2005, Mr. Kuk’s employment agreement was amended to provide that he will not be entitled to cash in lieu of any unused vacation time and he is not entitled to carry over any unused vacation time from year to year. The employment agreement also provides that he is eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with his position. Participation in employee benefit plans is subject to the terms of such benefit plans as in effect from time to time. The Corporation has the right to obtain a key man life insurance policy for the Corporation’s benefit on the life of Mr. Kuk. Pursuant to his employment agreement, the Corporation is obligated to purchase life insurance on the life of Mr. Kuk with a death benefit of at least four times his base salary with Mr. Kuk as the owner of the policy and beneficiaries designated by him. The Corporation has not purchased this life insurance.

If Mr. Kuk’s employment is terminated for “cause” or he resigns other than for “good reason,” the Corporation will pay him his full base salary through the date of termination and reimburse him for all reasonable and customary expenses associated with his employment by the Corporation through the date of termination. If however, the Corporation terminates him without cause (other than for death or disability) or he terminates his employment for good reason, the Corporation is obligated to pay him (a) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro rata amounts to which he is entitled as of the date of termination under any compensation plan or program of the Corporation, including the annual bonus plan and all accrued but unused vacation time; (b) a lump sum payment of an amount equal to (1) the sum of his base salary in effect as of the date of termination plus the maximum annual bonus that he could earn during the current fiscal year multiplied by (2) the lesser of (A) three or (B) the quotient equal to the number of whole months remaining under the employment agreement divided by 12; (c) the payment of premiums for group health coverage for 18 months following the date of termination; and (d) other benefits specified in his employment agreement.

In the event the Corporation delivers to Mr. Kuk a notice of non-renewal of his employment agreement, Mr. Kuk has the right to resign at any time during the remainder of his employment term and the Corporation is obligated to pay (a) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro rata amounts to which Mr. Kuk is entitled as of the date of termination under any compensation plan or program of the Corporation, including the annual bonus plan and all accrued but unused vacation time; (b) a lump sum payment of an amount equal to (1) the sum of his base salary in effect as of the date of termination plus the maximum annual bonus that he could earn during the current fiscal year multiplied by (2) the lesser of (A) three or (B) the quotient equal to the number of whole months remaining under the employment agreement divided by 12; (c) the payment of premiums for group health coverage for 18 months following the date of termination; and (d) other benefits as provided for in such employment agreement. The Corporation’s obligation to make payments to Mr. Kuk in the event of termination of his employment as described in (b) above is conditioned on his delivery to the Corporation of a general release of all claims against the Corporation.

Upon any termination of Mr. Kuk’s employment, other than a termination for “cause,” following a change in control of the Corporation, all of the options, restricted stock awards and any other equity awards granted to Mr.

Kuk will become fully vested, unrestricted and exercisable as of the date of termination. The term “change in control” in Mr. Kuk’s agreement has the same meaning as that term is defined in the employment agreements of the Named Officers.

The Corporation has also agreed that if any payments or benefits Mr. Kuk receives under his employment agreement are determined to be subject to an excise or similar tax, the Corporation will provide him with such additional compensation as is necessary to place him in the same after-tax position as he would have been in had such tax not been incurred.

During Mr. Kuk’s employment with the Corporation and for an 18-month period after termination of his employment for any reason (other than a resignation following receipt by Mr. Kuk of a notice of non-renewal, in which case the period shall be 12 months after termination), he has agreed not to compete with the Corporation by working with or investing in (subject to certain limited exceptions) any enterprise engaged in a principal line of business in which the Corporation engages, or a line of business that the Corporation plans to enter, in any state where the Corporation conducts or intends to conduct business. In addition, during his employment with the Corporation and for an 18-month period after termination of his employment for any reason (other than a resignation following receipt by Mr. Kuk of a notice of non-renewal, in which case the period shall be 12 months after termination), he has agreed (1) not to solicit or induce anyone to leave the Corporation’s employ or to hire any employee of the Corporation; (2) not to solicit or induce any customer or client of the Corporation to cease doing business with the Corporation or to do business with Mr. Kuk or otherwise interfere with the Corporation’s relationship with such persons; or (3) not to solicit or induce any supplier, licensee, or consultant to cease doing business with the Corporation or otherwise interfere with the Corporation’s relationship with such persons.

Employment Agreements with Named Officers other than Kenneth U. Kuk

Concurrent with the closing of the initial public offering, the Corporation entered into employment agreements with Scott H. DeLong III, Paul F. Kraemer, Paul P. Moore and Thomas D. Sass. Except as noted, the terms of the Named Officers’ employment agreements are materially identical. These employment agreements provided for an initial term to expire on December 31, 2007. The employment agreements for each of the Named Officers have been extended to December 31, 2009.

These employment agreements provide that the base salaries of Messrs. DeLong, Kraemer, Moore and Sass may not be decreased during the terms of the employment agreement. The Compensation Committee, after taking into account the recommendations of the CEO, determines whether these base salaries should be increased at least one time each year during the terms of the employment agreements.

According to their employment agreements, the Named Officers are eligible to receive an annual cash incentive bonus pursuant to a performance bonus plan to be adopted by the Compensation Committee each year, not to exceed 100% of their respective base salaries

The employment agreements provide that the Named Officers are eligible to participate in the Corporation’s 2004 Equity Incentive Plan.

The employment agreements also provide that the Corporation will reimburse the Named Officers for their (1) fees for professional organizations reasonably related to the life and health insurance industry, (2) personal financial advisory expenses of $5,000 per year, and (3) dues for club memberships in the amount of $7,500 per year.

These agreements provide that the Named Officers agree to devote substantially all of their business time to the Corporation’s operations (except as the Corporation otherwise agrees, including on behalf of any of the Corporation’s subsidiaries); provided, however, that the Named Officers are not precluded from serving as a director or trustee in any other firm or from pursuing real estate investments and other personal investments, as long as those activities do not interfere with the performance of the Named Officer’s duties or violate the non-competition provisions in the agreements. These employment agreements permit the Corporation to terminate the Named Officers’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•

committing fraud or misappropriating, stealing or embezzling funds or property from the Corporation or the Corporation’s affiliates, or attempting to secure personally any profit in connection with any transaction entered into or on the Corporation’s behalf or on behalf of the Corporation’s affiliates;

•	knowingly violating or breaching any material law or regulation to the material detriment of the Corporation or the Corporation’s affiliates;
•

conviction of a felony in a final, non-appealable judgment, or the entry of a plea of guilty or nolo contendere to a felony, which is likely to cause material harm to the Corporation’s business, customer or supplier relations, financial condition or prospects;

•	willful failure to perform his material duties under the employment agreement that continues for a period of 30 days after written notice; or
•

the breach of any non-competition, non-disclosure or non-solicitation agreement between the Named Officer and the Corporation that causes or is reasonably likely to cause material harm to the Corporation.

In addition, Named Officers have the right under their employment agreements to resign for “good reason” in the event of (a) a material reduction in employee benefits other than a reduction generally applicable to similarly situated officers of the Corporation without the consent of the Named Officer; (b) a failure on the Corporation’s part to comply with any material provision of the employment agreement that is not cured within 30 days after written notice to the Corporation; (c) any failure on the Corporation’s part to pay the Named Officer’s base salary or any incentive bonus to which the Named Officer is entitled under the Corporation’s bonus plan that, in either case, is not cured within ten days after written notice to the Corporation, or any failure of the Corporation’s compensation committee to approve a bonus plan for any fiscal year; (d) the relocation of Kanawha’s principal place of business to which the Named Officer is assigned outside of a fifty mile radius of such location without the consent of the Named Officer; or (e) the assignment to the Named Officer of material duties inconsistent with the Named Officer’s position or a substantial adverse reduction in the nature or status of the Named Officer’s responsibilities.

Pursuant to their employment agreements, all of the Named Officers receive four weeks of paid vacation annually. In 2005, the Named Officers employment agreements were amended to provide that they will not be entitled to cash in lieu of any unused vacation time and they will not be entitled to carry over any unused vacation time from year to year. The Named Officers also receive various other customary benefits. The employment agreements also provide that the Named Officers will be eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans is subject to the terms of such benefit plans as in effect from time to time. The Corporation has the right to obtain a key man life insurance policy for the Corporation’s benefit on the life of each of the Named Officers.

The employment agreements provide that if a Named Officer’s employment is terminated for “cause” or the Named Officer resigns other than for “good reason,” the Corporation will pay the Named Officer his full base salary through the date of termination and reimburse the Named Officer for all reasonable and customary expenses associated with his employment by the Corporation through the date of termination. If, however, the Corporation terminates the Named Officer without cause (other than for death or disability) or the Named Officer terminates his employment for good reason, the Corporation is obligated to pay him (a) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro rata amounts to which the Named Officer is entitled as of the date of termination under any compensation plan or program of the Corporation, including the annual bonus plan and all accrued but unused vacation time; (b) a lump sum payment of an amount equal to (1) the sum of the Named Officer’s base salary in effect as of the date of termination plus the Named Officer’s average annual bonus earned in the last two fiscal years multiplied by (2) the quotient equal to the number of whole months remaining under the employment agreement divided by 12; (c) the payment of premiums for group health coverage for 18 months following the date of termination; and (d) other benefits as provided for in such employment agreement. The Corporation’s obligation to make payments to a Named Officer upon termination of the Named Officer’s employment as described in (b) above is conditioned on the Named Officer’s delivery to the Corporation of a general release of all claims against the Corporation.

The employment agreements provide that upon any termination of the Named Officer’s employment, other than a termination for “cause,” following a change in control of the Corporation, all of the options, restricted stock awards and any other equity awards granted to such Named Officer will become fully vested, unrestricted and exercisable as of the date of termination. In general terms, a change of control of the Corporation will be deemed to occur:

•	if a person or entity, acting alone or as part of a “group” within the meaning of Section 13(d) of the Exchange Act, acquires more than 50% of the Corporation’s then outstanding voting securities;
•	if a transfer of all or substantially all of the Corporation’s total assets on a consolidated basis has occurred;
•

if a merger, consolidation, or statutory share exchange (unless the holders of the Corporation’s voting shares immediately prior to the transaction have at least 50% of the combined voting power of the securities in the surviving entity resulting from the transaction or its parent) has occurred;

•	upon the liquidation, dissolution, sale or disposition of all or substantially all of the Corporation’s assets;
•	if a majority of the independent members of the Corporation’s Board determines in good faith that a change in control of the Corporation has occurred; or
•

if the Corporation’s continuing directors cease for any reason to constitute a majority of the members of the Board (for this purpose, “continuing director” is defined as any member of the Board (1) who was a member of the Board on the closing date of the initial public offering or (2) whose nomination for election to the Board was recommended or approved by a majority of the continuing directors).

The Corporation has also agreed that if any payments or benefits the Named Officer receives under his employment agreement are determined to be subject to an excise or similar tax, the Corporation will provide him with such additional compensation as is necessary to place him in the same after-tax position as he would have been in had such tax not been incurred.

The employment agreements provide that during a Named Officer’s employment with the Corporation and for a period after termination of a Named Officer’s employment equal to the number of months remaining in the initial term of the Named Officer’s agreement, for any reason, each of the Named Officers has agreed not to compete with the Corporation by working with or investing in (subject to limited exceptions) any enterprise engaged in a principal line of business in which the Corporation engages, or a line of business that the Corporation plans on entering, in any state where the Corporation conducts or intends to conduct business. In addition, during a Named Officer’s employment with the Corporation and for a period after termination of a Named Officer’s employment equal to the number of months remaining in the initial term of the Named Officer’s agreement, for any reason, each Named Officer who is a party to an employment agreement with the Corporation has agreed (1) not to solicit, induce or attempt to induce anyone to leave the Corporation’s employ or to hire any employee of the Corporation; (2) not to solicit or induce any customer or client of the Corporation to cease doing business with the Corporation or to do business with the Named Officer or otherwise interfere with the Corporation’s relationship with such persons; or (3) not to solicit or induce any supplier, licensee, or consultant to cease doing business with the Corporation or otherwise interfere with the Corporation’s relationship with such persons.

The foregoing summary is qualified in its entirety by reference to the terms of the 2004 Equity Incentive Plan and the employment agreements of Messrs. Kuk, DeLong, Kraemer, Moore, and Sass, copies of which will be provided promptly upon request and without charge to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: KMG America Corporation, 12600 Whitewater Drive, Suite 150, Minnetonka, Minnesota 55343, Attention: Corporate Secretary.

PAYMENTS UPON TERMINATION

The tables below reflect amounts of compensation that would be paid to each Named Officer of the Corporation in the event of termination of such executive's employment. The amounts shown reflect amounts that would be paid to the Named Officers under the terms of each of their employment agreements, but do not reflect compensation that is generally available to all salaried employees of the Corporation. The amount of compensation payable to each Named Officer upon voluntary termination, involuntary not-for-cause termination, voluntary termination following a change of control, voluntary termination for Good Reason and in the event of disability or death of the Named Officer is shown below. A detailed discussion of the employment agreements of the Named Officers is found in this proxy statement under the heading “Employment Agreements.” The amounts shown assume that such termination was effective as of December 31, 2006 and thus include amounts earned through such time and are estimates of the amounts which would have been paid out to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive's separation from the Corporation.

Kenneth U. Kuk

The following table shows the potential payments upon termination for Kenneth U. Kuk, the Corporation's Chairman, President and Chief Executive Officer:

Executive Benefit and Payments Upon Separation	Termination For Cause or Resignation Other Than For Good Reason (Not Following a Change of Control)	Termination Without Cause or Resignation or Non-Renewal of Employment Agreement (Not Following Change of Control	Termination Without Cause or Resignation For Good Reason or Non-Renewal of Employment Agreement Following a Change of Control	Resignation Other Than For Good Reason Following a Change of Control	Disability	Death
Long-Term Incentive Compensation:
Stock Options (1)	—	$49,480	$49,480	$49,480	$49,480	$49,480
Restricted Shares (2)	—	$134,260	$134,260	$134,260	$134,260	$134,260
Benefits:
Health Insurance	—	$12,615	$12,615	—	—	—
Excise Tax & Gross-Up (3)	—	—	$2,006,739	—	—	—
Cash Severance (4)(5)	—	$4,392,000	$4,392,000	—	—	$3,416,000
Accrued and Unused Vacation	—	$22,523	$22,523	—	—	—
Total	—	$4,610,878	$6,617,617	$183,740	$183,740	$3,599,740

(1)

Value of unvested stock options that would become vested as a result of termination on December 31, 2006, using the closing price of the Corporation’s Common Stock on December 29, 2006, the last trading day of the Corporation’s Common Stock in 2006. See “Outstanding Equity Awards at Fiscal Year End” in this proxy statement.

(2)

Value of restricted stock on which restrictions would lapse as a result of termination on December 31, 2006, using the closing price of the Corporation’s Common Stock on December 29, 2006, the last trading day of the Corporation’s Common Stock in 2006. See “Outstanding Equity Awards at Fiscal Year End”.

(3)

Mr. Kuk would be reimbursed for excise taxes and related gross-ups if an excise tax were imposed under Section 4999 of the IRS Code. The amount related to "excess parachute payments" in connection with Change-in-Control under Section 280(G) would be determined by an outside accounting firm following termination.

(4)

If (i) Mr. Kuk’s employment is terminated by the Corporation without “cause”, or (ii) he resigns for “good reason,” or following receipt of notice that the Corporation will not renew his employment agreement, the Corporation will pay him a lump sum payment of an amount equal to (1) the sum of his base salary in effect as of the date of termination plus the maximum annual bonus that he could earn during the current fiscal year multiplied by (2) the lesser of (A) three or (B) the quotient equal to the number of whole months remaining under the employment agreement divided by 12.

(5)

If Mr. Kuk’s employment is terminated due to his death, the Corporation is obligated to pay him a lump sum payment in an amount equal to five times his base salary in effect as of his death plus the target minimal bonus he could earn during the year of his death.

Scott H. DeLong III

The following table shows the potential payments upon termination or a change in control of the Company for Scott H. DeLong III, the Company's Senior Vice President and Chief Financial Officer:

Executive Benefit and Payments Upon Separation	Termination For Cause or Resignation Other Than For Good Reason (Not Following a Change of Control)	Termination Without Cause or Resignation or Non-Renewal of Employment Agreement (Not Following Change of Control)	Termination Without Cause or Resignation For Good Reason Following a Change of Control	Resignation Other Than For Good Reason Following a Change of Control	Disability	Death
Long-Term Incentive Compensation:
Stock Options (1)	—	$31,475	$31,475	$31,475	$31,475	$31,475
Restricted Shares (2)	—	$57,540	$57,540	$57,540	$57,540	$57,540
Benefits:
Health Insurance	—	$12,615	$12,615	—	—	—
Excise Tax & Gross-Up (3)	—	—	$447,860	—	—	—
Cash Severance (4)(5)	—	$1,132,215	$1,132,215	—	—	$596,000
Accrued and Unused Vacation	—	—	—	—	—	—
Total	—	$1,233,845	$1,681,705	$89,015	$89,015	$685,015

(1)

Value of unvested stock options that would become vested as a result of termination on December 31, 2006, using the closing price of the Corporation’s Common Stock on December 29, 2006, the last trading day of the Corporation’s Common Stock in 2006. See “Outstanding Equity Awards at Fiscal Year End” in this proxy statement.

(2)

Value of restricted stock on which restrictions would lapse as a result of termination on December 31, 2006, using the closing price of the Corporation’s Common Stock on December 29, 2006, the last trading day of the Corporation’s Common Stock in 2006. See “Outstanding Equity Awards at Fiscal Year End” in this proxy statement.

(3)

Mr. DeLong would be reimbursed for excise taxes and related gross-ups if an excise tax were imposed under Section 4999 of the IRS Code. The amount, related to "excess parachute payments" in connection with Change-in-Control under Section 280(G) would be determined by an outside accounting firm following termination.

(4)

If (i) Mr. DeLong's employment is terminated by the Corporation without “cause” or (ii) he resigns for good reason, the Corporation is obligated to pay him a lump sum payment of an amount equal to (1) the sum of his base salary in effect as of the date of termination plus his average annual bonus earned in the last two fiscal years multiplied by (2) the quotient equal to the number of whole months remaining under the employment agreement divided by 12.

(5)

If Mr. DeLong’s employment is terminated due to his death, the Corporation is obligated to pay him a lump sum payment of an amount equal to his base salary in effect as of his death plus the target annual bonus that he could earn during the year of his death.

Paul F. Kraemer

The following table shows the potential payments upon termination or a change in control of the Company for Paul F. Kraemer, the Company's Senior Vice President of Sales:

Executive Benefit and Payments Upon Separation	Termination For Cause or Resignation Other Than For Good Reason (Not Following a Change of Control)	Termination Without Cause or Resignation or Non-Renewal of Employment Agreement (Not Following Change of Control)	Termination Without Cause or Resignation For Good Reason Following a Change of Control	Resignation Other Than For Good Reason Following a Change of Control	Disability	Death
Long-Term Incentive Compensation:
Stock Options (1)	—	$36,725	$36,725	$36,725	$36,725	$36,725
Restricted Shares (2)	—	$146,056	$146,056	$146,056	$146,056	$146,056
Benefits:
Health Insurance	—	$13,675	$13,675	—	—	—
Excise Tax & Gross-Up (3)	—	—	$553,069	—	—	—
Cash Severance (4)(5)	—	$1,382,355	$1,382,355	—	—	$722,000
Accrued and Unused Vacation	—	$22,215	$22,215	—	—	—
Total	—	$1,601,026	$2,154,095	$182,781	$182,781	$904,781

(1)

Value of unvested stock options that would become vested as a result of termination on December 31, 2006, using the closing price of the Corporation’s Common Stock on December 29, 2006, the last trading day of the Corporation’s Common Stock in 2006. See “Outstanding Equity Awards at Fiscal Year End” in this proxy statement.

(2)

Value of restricted stock on which restrictions would lapse as a result of termination on December 31, 2006, using the closing price of the Corporation’s Common Stock on December 29, 2006, the last trading day of the Corporation’s Common Stock in 2006. See “Outstanding Equity Awards at Fiscal Year End” in this proxy statement.

(3)

The Named Officer would be reimbursed for excise taxes and related gross-ups if an excise tax were imposed under Section 4999 of the IRS Code. The amount, related to "excess parachute payments" in connection with Change-in-Control under Section 280(G) would be determined by an outside accounting firm following termination.

(4)

If (i) Mr. Kraemer’s employment is terminated by the Corporation without “cause” or (ii) he resigns for good reason, the Corporation is obligated to pay him a lump sum payment of an amount equal to (1) the sum of his base salary in effect as of the date of termination plus his average annual bonus earned in the last two fiscal years multiplied by (2) the quotient equal to the number of whole months remaining under the employment agreement divided by 12.

(5)

If Mr. Kraemer’s employment is terminated due to his death, the Corporation is obligated to pay him a lump sum payment of an amount equal to his base salary in effect as of his death plus the target annual bonus that he could earn during the year of his death.

Paul P. Moore

The following table shows the potential payments upon termination or a change in control of the Company for Paul P. Moore, the Company's Senior Vice President, Sales:

Executive Benefit and Payments Upon Separation	Termination For Cause or Resignation Other Than For Good Reason (Not Following a Change of Control)	Termination Without Cause or Resignation or Non-Renewal of Employment Agreement (Not Following Change of Control)	Termination Without Cause or Resignation For Good Reason Following a Change of Control	Resignation Other Than For Good Reason Following a Change of Control	Disability	Death
Long-Term Incentive Compensation:
Stock Options (1)	—	$36,725	$36,725	$36,725	$36,725	$36,725
Restricted Shares (2)	—	$146,056	$146,056	$146,056	$146,056	$146,056
Benefits:
Health Insurance	—	$13,675	$13,675	—	—	—
Excise Tax & Gross-Up (3)	—	—	$558,903	—	—	—
Cash Severance (4)(5)	—	$1,382,355	$1,382,355	—	—	$722,000
Accrued and Unused Vacation	—	$20,827	$20,827	—	—	—
Total	—	$1,599,638	$2,158,541	$182,781	$182,781	$904,781

(1)

Value of unvested stock options that would become vested as a result of termination on December 31, 2006, using the closing price of the Corporation’s Common Stock on December 29, 2006, the last trading day of the Corporation’s Common Stock in 2006. See “Outstanding Equity Awards at Fiscal Year End” in this proxy statement.

(2)

Value of restricted stock on which restrictions would lapse as a result of termination on December 31, 2006, using the closing price of the Corporation’s Common Stock on December 29, 2006, the last trading day of the Corporation’s Common Stock in 2006. See “Outstanding Equity Awards at Fiscal Year End” in this proxy statement.

(3)

The Named Officer would be reimbursed for excise taxes and related gross-ups if an excise tax were imposed under Section 4999 of the IRS Code. The amount, related to "excess parachute payments" in connection with Change-in-Control under Section 280(G) would be determined by an outside accounting firm following termination.

(4)

If (i) Mr. Moore’s employment is terminated by the Corporation without “cause” or (ii) he resigns for good reason, the Corporation is obligated to pay him a lump sum payment of an amount equal to (1) the sum of his base salary in effect as of the date of termination plus his average annual bonus earned in the last two fiscal years multiplied by (2) the quotient equal to the number of whole months remaining under the employment agreement divided by 12.

(5)

If Mr. Moore’s employment is terminated due to his death, the Corporation is obligated to pay him a lump sum payment of an amount equal to his base salary in effect as of his death plus the target annual bonus that he could earn during the year of his death.

Thomas D. Sass

The following table shows the potential payments upon termination or a change in control of the Company for Thomas D. Sass, the Company's Senior Vice President, Underwriting and Risk Management:

Executive Benefit and Payments Upon Separation	Termination For Cause or Resignation Other Than For Good Reason (Not Following a Change of Control)	Termination Without Cause or Resignation or Non-Renewal of Employment Agreement (Not Following Change of Control)	Termination Without Cause or Resignation For Good Reason Following a Change of Control	Resignation Other Than For Good Reason Following a Change of Control	Disability	Death
Long-Term Incentive Compensation:
Stock Options (1)	—	$31,195	$31,195	$31,195	$31,195	$31,195
Restricted Shares (2)	—	$136,466	$136,466	$136,466	$136,466	$136,466
Benefits:
Health Insurance	—	$13,675	$13,675	—	—	—
Excise Tax & Gross-Up (3)	—	—	$480,516	—	—	—
Cash Severance (4)(5)	—	$1,125,465	$1,125,465	—	—	$588,000
Accrued and Unused Vacation	—	$11,308	$11,308	—	—	—
Total	—	$1,318,109	$1,798,625	$167,661	$167,661	$755,661

(1)

Value of unvested stock options that would become vested as a result of termination on December 31, 2006, using the closing price of the Corporation’s Common Stock on December 29, 2006, the last trading day of the Corporation’s Common Stock in 2006. See “Outstanding Equity Awards at Fiscal Year End” in this proxy statement.

(2)

Value of restricted stock on which restrictions would lapse as a result of termination on December 31, 2006, using the closing price of the Corporation’s Common Stock on December 29, 2006, the last trading day of the Corporation’s Common Stock in 2006. See “Outstanding Equity Awards at Fiscal Year End” in this proxy statement.

(3)

Mr. Sass would be reimbursed for excise taxes and related gross-ups if an excise tax were imposed under Section 4999 of the IRS Code. The amount, related to "excess parachute payments" in connection with Change-in-Control under Section 280(G) would be determined by an outside accounting firm following termination.

(4)

If (i) Mr. Sass’s employment is terminated by the Corporation without “cause” or (ii) he resigns for good reason, the Corporation is obligated to pay him a lump sum payment of an amount equal to (1) the sum of his base salary in effect as of the date of termination plus his average annual bonus earned in the last two fiscal years multiplied by (2) the quotient equal to the number of whole months remaining under the employment agreement divided by 12.

(5)

If Mr. Sass’ employment is terminated due to his death, the Corporation is obligated to pay him a lump sum payment of an amount equal to his base salary in effect as of his death plus the target annual bonus that he could earn during the year of his death.

AUDIT COMMITTEE REPORT

The Audit Committee (i) serves as an independent and objective body to monitor and assess the Corporation’s compliance with legal and regulatory requirements, the Corporation’s financial reporting processes and related internal control systems and the performance generally of the Corporation’s internal audit function; (ii) oversees the audit and other services of the Corporation’s independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the Corporation’s independent registered public accounting firm, which reports directly to the audit committee; (iii) provides an open means of communication among the Corporation’s independent registered public accounting firm, accountants, financial and senior management, internal auditing department, the Corporation’s corporate compliance department and the Board; (iv) resolves any disagreements between the Corporation’s management and the Corporation’s independent registered public accounting firm regarding the Corporation’s financial reporting; and (v) meets at least quarterly with the Corporation’s senior executives, internal audit staff and independent registered public accounting firm.

The Corporation’s audit committee charter also mandates that the Audit Committee approve all audit, audit-related, tax and other services conducted by our independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited financial statements with the Corporation’s management.

The Audit Committee has discussed with Ernst & Young LLP, the Corporation’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards 61, as modified or supplemented, including the overall scope and plan for its audit, the independent registered public accounting firm’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independent Standards Board Standard No. 1, as modified or supplemented, and has discussed with the independent registered public accounting firm its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board agreed) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. At this time, the Audit Committee has not yet recommended an audit firm to be retained as the Corporation’s independent registered public accounting firm for the 2007 fiscal year.

Representatives of Ernst & Young LLP are expected to attend the 2007 annual meeting of shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted procedures for pre-approving certain audit and permitted non-audit services provided by the independent registered public accounting firm. These procedures include reviewing specific services subject to a fee range for each fiscal year for audit and permitted non-audit services. The Audit Committee reviews descriptions of, and an estimated fee range for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the schedule is submitted. Audit Committee approval is also required when the pre-approved amount is exceeded for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not previously approved. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, due to its familiarity with the Corporation’s business, personnel, culture, accounting systems and risk profile, and whether the services enhance the Corporation’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee who then report any pre-approved services to the Audit Committee at its next scheduled meeting. At the meeting of the Audit Committee held on August 11, 2005, pre-approval authority was delegated to John H. Flittie, Chairman of the Audit Committee and, in his absence or inability to act, to James J. Ritchie, Vice Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

Fees of the Corporation’s Independent Registered Public Accounting Firm

During fiscal 2006, the Corporation engaged Ernst & Young LLP as independent registered public accounting firm principally to perform the annual audit and to render other services, including the assessment of the Corporation's internal control over financial reporting as integrated with the financial audit of the Corporation's financial statements, reviews of the Corporation’s quarterly financial statements included in the Corporation's quarterly reports on Form 10-Q and consents included with SEC filings. The following table lists fees paid to Ernst & Young LLP for services rendered to the Corporation in fiscal 2006 and 2005.

	2006	2005

Audit Fees	$980,353	$1,115,000
Audit-Related Fees	0	27,500
Tax Fees	0	0
All Other Fees	0	0
Total	$980,353	$1,142,500

Audit Fees include fees for services performed to comply with generally accepted auditing standards, including the recurring audit of the Corporation’s annual consolidated financial statements and internal controls and review of the Corporation’s quarterly consolidated unaudited financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal independent registered public accounting firm reasonably can provide to a client, such as consultations regarding generally accepted accounting principles and the accounting or disclosure treatment of transactions or events, reviews and evaluations of the impact of new regulatory pronouncements, procedures related to the audit of income tax provisions and related reserves, and services associated with SEC registration statements, periodic reports and other documents filed with the SEC, other documents issued in connection with securities offerings and responses to SEC comment letters.

Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and diligence conducted in connection with mergers and acquisitions. This category includes fees related to general assistance with the implementation of SEC and Sarbanes-Oxley Act of 2002 requirements, audit services not required by statute or regulation and reviews and evaluations of the impact of new regulatory pronouncements. Audit-Related Fees also include audits of pension and other employee benefit plans.

Tax Fees primarily include fees associated with tax audits, tax compliance and tax consulting, as well as tax planning. This category also includes tax planning for mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees include fees not related to services described in the three categories above. Because the Corporation’s independent registered public accounting firm did not perform such other services in 2006, the Audit Committee was not required to determine whether the provision of non-audit services was compatible with maintaining the independent registered public accounting firm’s independence. If the Corporation’s independent registered public accounting firm performs non-audit services in the future, the Audit Committee will make such a determination.

Audit Committee

John H. Flittie, Chairman

Robert L. Laszewski

James J. Ritchie, Vice Chairman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of February 1, 2007 (unless otherwise indicated), the direct and indirect beneficial ownership of Common Stock by: each director; each nominee for director; each Named Officer; all directors, nominees for director, Named Officers and executive officers as a group; and all persons beneficially owning more than 5% of the outstanding Common Stock.

Name	Sole Voting and Investment Power	Other	Aggregate Shares Owned	Aggregate Percentage Owned
Kenneth U. Kuk	351,241	0	351,241	1.6%
Scott H. DeLong III	107,006	0	107,006
John H. Flittie	7,148	0	7,148
Thomas D. Sass	51,772	0	51,772
Robert L. Laszewski	7,017	0	7,017
Dennis M. Mathisen	33,017	0	33,017
James J. Ritchie	5,648	2,631	8,279(1)
Paul P. Moore	51,749	0	51,749
Paul F. Kraemer	49,772	0	49,772
All Directors, Nominees for Director, Named Officers and Executive Officers as a Group (14 persons)(2)	724,351	2,631	727,182	3.3%
Security Management Company, LLC(3) One Security Benefit Place Topeka, KS 66636-0001	1,366,300		1,366,300	6.15%
Corbyn Investment Management, Inc. (4) 2330 W. Joppa Road Suite 108 Lutherville, Maryland 21093	1,201,025		1,201,025	5.4%
Hotchkis and Wiley Capital Management, LLC(5) 725 South Figueroa Street, 39th Floor, Los Angeles, CA 90017-5439	987,200	487,400	1,474,600	6.6%
Wells Fargo & Company (6) 420 Montgomery Street San Francisco, CA 94104	2,508,455	129,045	2,637,500	11.9%

(1)

Includes shares owned by Mr. Ritchie’s spouse. These shares may be deemed to be beneficially owned by Mr. Ritchie under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

(2)

In addition to the ownership data for the directors, nominees for director and Named Officers set forth above, ownership data includes 31,500 shares owned by Stanley D. Johnson; 4,500 shares owned by Robert E. Matthews; 5,000 shares owned by each of James E. Nelson and R. Dale Vaughan; and 11,350 shares owned by Thomas J. Gibb, all of whom are executive officers.

(3)

Based solely on information reported in a Schedule 13G, dated December 31, 2006, Security Management Company, LLC (“SMC”) reported beneficial ownership of 1,366,300 shares of Common Stock. SMC reported that it has the sole power to vote or direct the vote of 1,366,300 of such shares and has the sole power to dispose of or direct the disposition of 1,366,300 of such shares.

(4)

Based solely on information reported in a Schedule 13G, dated December 31, 2006, Corbyn Investment Management, Inc. (“Corbyn”) reported beneficial ownership of 1,201,025 shares of Common Stock. Corbyn reported that it has the sole power to vote or direct the vote of 1,201,025 of such shares and has the sole power to dispose of or direct the disposition of 1,201,025 of such shares.

(5)

Based solely on information reported in a Schedule 13G/A, dated December 31, 2006, Hotchkis and Wiley Capital Management, LLC (“Hotchkis”) reported beneficial ownership of 1,474,600 shares of Common Stock. Hotchkis reported that it has sole power to vote or direct the vote of 987,200 of such shares and sole power to dispose of or direct the disposition of 1,474,600 of such shares. Hotchkis disclaims beneficial ownership of all such shares in this report pursuant to Section 13d-4 of the Exchange Act.

(6)

Based solely on information reported in a Schedule 13G/A, dated December 31, 2006, Wells Fargo & Company (“Wells”) reported beneficial ownership of 2,637,500 shares of Common Stock. Wells reported that it has sole power to vote or direct the vote of 2,508,455 of such shares and has the sole power to dispose of or direct the disposition of 2,637,500 of such shares.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

On December 21, 2006, the Corporation entered into a Note Settlement Agreement (“Note Settlement Agreement”) with The Springs Company (the “Springs Company”), Stanley D. Johnson (“Mr. Johnson”), SDJ Partners, LP (“SDJP”) and Elliot S. Close. Pursuant to the Note Settlement Agreement, on December 21, 2006, a subordinated promissory note (the “Springs Note”) made by the Corporation in favor of the Springs Company (which, as of December 21, 2006, had an outstanding balance of principal and accrued and unpaid interest of $15,020,839) was cancelled in exchange for a payment of $14,000,000. The Springs Note obligation was incurred by the Corporation in connection with the Amended and Restated Stock Purchase Agreement (the “Purchase Agreement”), dated as of August 2, 2004, as amended, between the Corporation and the Sellers (as defined in the Purchase Agreement), pursuant to which the Corporation acquired all of the outstanding stock of Kanawha Insurance Company (“Kanawha”). Mr. Johnson is a director and executive officer of the Corporation, and SDJP is an affiliate of his. Mr. Johnson and SDJP received their interest in the Springs Note as part of the Kanawha acquisition as consideration for options to purchase Kanawha common stock owned by them. Mr. Johnson and SDJP received $1,201,354, in the aggregate, of the $14,000,000 paid to satisfy the Springs Note. The Note Settlement Agreement also amends the Purchase Agreement to allow the Corporation to make any indemnification claims under the Purchase Agreement directly against the Sellers individually. Prior to this amendment, the Corporation could only setoff indemnity claims against the Springs Note. Under the Note Settlement Agreement, the Springs Company indemnifies the Corporation for the failure of any Seller (other than Mr. Johnson or SDJP) to pay any such indemnification claims.

Policies and Procedures for Transactions with Related Persons

The Corporation has policies and procedures that cover the review, approval and ratification of “related person” transactions, as such term is defined under the rules and regulations of the Securities Exchange Act of 1934.

The Corporation’s Code of Business Conduct and Ethics (the “Code”), which is available on the Corporation’s website (www.kmgamerica.com), prohibits conflicts of interest as a matter of Corporation policy, except under guidelines approved by the Board. Under the Code, conflicts of interest occur when private or family interests interfere, or appear to interfere, with the interests of the Corporation. The Corporation’s prohibition on conflicts of interest under the Code broadly covers all conflicts of interest, which would include any related person transaction. Any waiver of the Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed to shareholders as required by law or stock exchange regulation.

The Corporation has multiple processes for reporting conflicts of interest, including related person transactions. Under the Code, non-management members of the Board are required to notify the Chairman of the Board of any conflicts of interest. In such cases, after consulting with legal counsel as necessary, the Chairman is required to make a recommendation to the Board at its next regular meeting on how to deal with the conflict and the Board takes action as appropriate. The Corporation also annually distributes a questionnaire to its executive officers and members of the Board requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests, which information is then reviewed for any conflicts of interest under the Code. Additionally, all directors, officers and employees of the Corporation are asked to report actual, potential or apparent conflicts to their supervisor, manager or appropriate personnel. Additionally, all employees and officers of the Corporation annually complete a conflicts of interest questionnaire that is reviewed by the Corporation’s Human Resources Department. Any reported conflicts are referred to the Corporation’s legal department, and then reported to the Audit Committee.

The Corporation also has other policies and procedures to prevent conflicts of interest, including related person transactions. For example, the Corporation’s Corporate Governance Guidelines, which are available on the Corporation’s website (www.kmgamerica.com), require that the Board assess the independence of its non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with the Corporation, either directly or indirectly, as defined therein and as further described under “Director Independence” in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Executive officers, directors and owners of more than 10% of the Common Stock are required by regulation to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

Based solely on the Corporation’s review of the copies of such forms it has received and written representations from certain reporting persons who were not required to file a Form 5 for fiscal 2006, the Corporation believes that all of its executive officers and owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements with respect to transactions during fiscal 2006. In 2006, the Corporation agreed to undertake responsibility for making all Section 16(a) filings for the Corporation’s independent directors, John H. Flittie, Robert L. Laszewski, Dennis M. Mathisen and James J. Ritchie. The Form 4 filings for shares of the Corporation’s common stock paid to each of the Corporation’s independent directors on September 25, 2006, in payment of their quarterly independent director retainer fees, were inadvertently filed late by the Corporation on October 2, 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is composed of Messrs. Laszewski (Chairman), Mathisen and Ritchie. No member of the Compensation Committee had relationships, or engaged in transactions, with the Corporation during fiscal 2006 of the type required to be disclosed under the caption “Compensation Committee Interlocks and Insider Participation”.

EXECUTIVE OFFICERS

The Corporation’s executive officers (other than executive officers who are also directors), their ages as of March 30, 2007, and a brief description of the principal occupation or employment of each such person during the past five years are set forth below. Executive officers serve at the pleasure of the Board and are generally elected at each annual organizational meeting of the Board. Information about Mr. Kuk, Mr. DeLong and Mr. Johnson, who are directors as well as executive officers, is set forth above.

Thomas J. Gibb, (40), Senior Vice President of Marketing. Mr. Gibb was elected a Senior Vice President of Marketing in 2006. Prior to being elected to that office, he was Vice President of Marketing of the Corporation from 2006 and Project Manager from 2005. Mr. Gibb was Vice President of Worksite Marketing Sales from 1999 to 2002 and Vice President of Worksite Marketing & Association Sales in 2003 and 2004 with ING Employee Benefits.

Paul F. Kraemer (47), Senior Vice President of Sales. Mr. Kraemer was elected Senior Vice President of Sales in 2004. Mr. Kraemer was the Regional Vice President and General Manager – New England Division – for ING Employee Benefits from 1981 to 2004.

Robert E. Matthews (53), Executive Vice President, Chief Financial Officer & Treasurer of Kanawha. Mr. Matthews was elected Executive Vice President, Chief Financial Officer & Treasurer of Kanawha immediately following the closing of the Kanawha acquisition. Mr. Matthews was Executive Vice President, Chief Financial Officer & Treasurer of Kanawha from 2003 until the closing of the Kanawha acquisition. Prior to that he was Senior Vice President, Treasurer and Controller of Kanawha from 1998 to 2003.

Paul P. Moore (43), Senior Vice President of Sales. Mr. Moore was elected Senior Vice President of Sales in 2004. Mr. Moore was a Regional Sales Manager for ING Employee Benefits from 1988 to 2004.

James E. Nelson (46), Senior Vice President, General Counsel & Secretary. Mr. Nelson was elected Senior Vice President, General Counsel & Secretary of the Corporation in 2005. Prior to that he was Vice President-Securities and Investment Law and Senior Associate Counsel of Thrivent Financial for Lutherans from 2001 to 2005 and counsel for ReliaStar Financial Corporation from 1987 to 2001.

Thomas D. Sass (51), Senior Vice President of Underwriting/Risk Management. Mr. Sass was elected Senior Vice President of Underwriting/Risk Management in 2004. Mr. Sass was Vice President, Underwriting and LifeTrac Medical Management of Allianz Life Insurance Company of North America, a subsidiary of Allianz AG, from 2001 to 2004. Prior to that he was Second Vice President of Underwriting of ING Groep N.V. from 1999 to 2001.

R. Dale Vaughan (53), President and Chief Operating Officer of Kanawha. Mr. Vaughan was elected President and Chief Operating Officer of Kanawha following the closing of the Kanawha acquisition. Mr. Vaughan was Executive Vice President, Benefits Services Division of Kanawha from 2003 until the closing of the Kanawha acquisition. Prior to that he was Senior Vice President, Benefits Services Division of Kanawha from 1998 to 2003.

IV. SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

Any proposal submitted by a shareholder for inclusion in the proxy materials for the annual meeting of shareholders in 2008 must be delivered to the Secretary of the Corporation at the Corporation’s principal office not later than December 1, 2007.

In addition to any other applicable requirements, for business to be properly brought before the 2008 annual meeting by a shareholder, even if the proposal is not to be included in the Corporation’s proxy statement, the shareholder must give notice in writing to the Secretary of the Corporation not later than January 30, 2008. As to each such matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address of, and number of shares of Common Stock beneficially owned by, the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

March 30, 2007	/s/	James E. Nelson
James E. Nelson
Secretary

NOTICE

and

PROXY STATEMENT

for the

ANNUAL MEETING

of

SHAREHOLDERS

To Be Held

May 3, 2007